Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Vice President– Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs announces FULL REDEMPTION OF 10% SENIOR SECURED NOTES UTILIZING PROCEEDS FROM A NEW $360 MILLION NON-RECOURSE SECURED FINANCING

Eliminates Corporate Guaranty

Generates Interest Savings and Improved Free Cash Flow

Creates Significant Unencumbered Pool

CHATTANOOGA, Tenn. (May 27, 2022) – CBL Properties (NYSE: CBL) today announced the planned redemption of all $335.0 million outstanding 10% Senior Secured Notes.  CBL will fund the redemption utilizing proceeds from a new $360.0 million non-recourse loan to be secured by a pool of high-quality outparcels and open-air centers.

“This new financing is a major milestone in the strengthening of CBL and our balance sheet,” said Stephen Lebovitz, chief executive officer, CBL Properties.  “It is the latest in a number of recent financings to validate the tremendous value of our company and our portfolio.”

Lebovitz added, “Following the redemption of the remaining outstanding 10% Notes, the corporate guaranty is eliminated, free cash flow is improved through a reduction in interest expense, and we will have more than $75 million in estimated unencumbered NOI, providing meaningful future financial flexibility.  With more than $335 million of cash on hand at first quarter-end and considerable ongoing generation of free cash flow from operations, we are extremely well-positioned to pursue opportunities that will return excellent value to our shareholders.”

Today, the Company’s wholly owned subsidiary, CBL & Associates Holdco II, LLC (the “Issuer”) delivered a conditional notice of redemption to holders of its 10% Senior Secured Notes due 2029 (the “10% Notes”), pursuant to the terms of the indenture governing the 10% Notes, to redeem the remaining $335.0 million aggregate principal amount of 10% Notes (the “Redemption”) on June 7, 2022. The Redemption is conditioned upon the receipt by the Issuer of net cash proceeds from the new financing. There can be no assurances as to when or if such condition will be satisfied and the Issuer may waive the condition at its discretion.

The new loan will be provided by an institutional lender.  It will be secured by a pool of 91 outparcels located across CBL’s portfolio and 13 open-air centers.  The open-air centers include Alamance Crossing West in Burlington, NC, Coolspring Crossing and The Courtyard at Hickory Hollow in Nashville, TN, Frontier Square in Cheyenne, WY, Gunbarrel Pointe in Chattanooga, TN, Harford Mall Annex in Bel Aire, MD, The Plaza at Fayette in Lexington, KY, Sunrise Commons in Brownsville, TX, The Shoppes at St. Clair in Fairview Heights, IL, The Landing at Arbor Place in Atlanta, GA, West Towne Crossing and West Towne District in Madison, WI, and Westgate Crossing in Spartanburg, SC.

Terms of the loan will be announced upon closing, which is expected on or around June 7, 2022, subject to completion of customary due diligence and documentation.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Moelis & Company LLC acted as Exclusive Placement Agent to CBL on the transaction.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 95 properties totaling 59.6 million square feet across 24 states, including 57 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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